EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The Calvert Fund:

We consent to the use of our reports, incorporated herein by reference, dated November 23, 2016, with respect to the financial statements of Calvert Income Fund, Calvert Short Duration Income Fund, Calvert Long-Term Income Fund, Calvert Ultra-Short Income Fund, and Calvert High Yield Bond Fund, each a series of The Calvert Fund, as of September 30, 2016, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 25, 2017